                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (IN MILLIONS, EXCEPT RATIO INFORMATION)


                                                                                               FOR THE NINE MONTHS
                                              FOR THE YEAR ENDED MAY 31,                        ENDED FEBRUARY 26,
                           ----------------------------------------------------------------   ----------------------
                                                HISTORICAL                        PRO FORMA   HISTORICAL   PRO FORMA
                           ----------------------------------------------------   ---------   ----------   ---------
                             1995       1996       1997       1998       1999       1999         2000        2000
                           --------   --------   --------   --------   --------   ---------   ----------   ---------
Income (loss) before
  income taxes and
  extraordinary item.....   $(10.1)    $24.4      $(15.9)    $(15.4)    $(12.5)     $(9.7)       $ 6.2       $10.2
                            ------     -----      ------     ------     ------      -----        -----
Interest expense.........     17.3      27.9        33.6       35.0       33.0       34.8         25.6        22.1
Interest portion of
  rentals................      0.9       0.8         2.8        3.1        2.9        2.9          2.1         2.1
Amortization of deferred
  financing fees.........      1.2       2.5         3.0        4.8        7.0        1.7          1.9         1.4
                            ------     -----      ------     ------     ------      -----        -----       -----
Total fixed charges......   $ 19.4     $31.2      $ 39.4     $ 42.9     $ 42.9      $39.4        $29.6       $25.6
                            ------     -----      ------     ------     ------      -----        -----       -----
Earnings available for
  fixed charges..........   $  9.3     $55.6      $ 23.5     $ 27.5     $ 30.4      $29.7        $35.8       $35.8
                            ======     =====      ======     ======     ======      =====        =====       =====
Ratio of earnings to
  fixed charges..........      0.5       1.8         0.6        0.6        0.7        0.8          1.2         1.4
                            ======     =====      ======     ======     ======      =====        =====       =====
Excess (deficiency) to
  cover fixed charges....   $(10.1)    $24.4      $(15.9)    $(15.4)    $(12.5)     $(9.7)       $ 6.2       $10.2
                            ======     =====      ======     ======     ======      =====        =====       =====

                              FOR THE
                            NINE MONTHS
                               ENDED
                            FEBRUARY 27,
                           --------------
                             HISTORICAL
                           --------------
                                1999
                           --------------
Income (loss) before
  income taxes and
  extraordinary item.....      $ 3.3
                               -----
Interest expense.........       24.6
Interest portion of
  rentals................        2.1
Amortization of deferred
  financing fees.........        4.5
                               -----
Total fixed charges......      $31.2
                               -----
Earnings available for
  fixed charges..........      $34.5
                               =====
Ratio of earnings to
  fixed charges..........        1.1
                               =====
Excess (deficiency) to
  cover fixed charges....      $ 3.3
                               =====
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